EXHIBIT 99.1

Energy & Water Development Corporation announces its new branch in Hamburg Germany.

Saint Petersburg, FL, October 15th, 2020 (GLOBE NEWSWIRE) -- via NewMediaWire -- Energy & Water Development Corp. (OTC: EAWD) ("EAWD" or the "Company") announces its official registration of a new branch of the corporation in Hamburg, Germany.

As a country of technology and industrial production, Germany offers EAWD access to innovative and state-of-the-art water and energy technologies and know-how.  In 2011, the European Commission awarded Hamburg the title “European Green Capital”, making it the second European city after Stockholm that was permitted to use this title.

"The new location in Germany will allow the company to expand capacity for assembling, manufacturing, customer support, engineering, sales and services, and leadership functions across the entity.   The workshop in Hamburg enables EAWD to showcase its state-of-the-art solutions and products to potential and existing clients and contributes to the general understanding of the added value of using self-sufficient power supplied by water generation solutions”, Ralph Hofmeier, CEO of EAWD stated.

Demand for water generation, processes, and services remains strong around the world. Preventive hygiene remains the first individual action in the fight against the spread of the virus COVID-19. Consequently, the WASH sector (Water, Sanitation, and Hygiene) remains a key sector in limiting the spread of the virus into vulnerable communities and in reducing its transmission in the zones where affected people live.

In most developing nations, the rapid growth of economies and the ever-increasing populations play a vital role in the demand for water for industrial and domestic use. In developed countries, the development of the water market is just as promising as that in emerging economies. EAWD features industry-leading self-sufficient energy supply Atmosphere Water Generation systems (e-AWGs) an innovative, fully integrated and scalable water supply solution.

About Energy and Water Development Corporation

Energy and Water Development Corporation is a green-tech engineering solutions company focused on delivering water and energy to extreme environments. The Company offers design, construction, maintenance, and specialty consulting services to private companies, government entities, and non-government organizations (NGOs). EAWD builds water and energy systems out of already-existing, proven technologies, utilizing their technical know-how to customize solutions to their clients’ needs. The Company’s website is: www.eawctechnologies.com. We invite you to visit our site or contact us for more information about our innovative water and energy generation systems such as the Self Sufficient Energy supplied Atmosphere Water Generation System.

Forward-Looking Statements

This press release may contain forward-looking statements. The words “believe,” “will,” “expect,” “should,” “intend,” “estimate,” “projects,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company’s filings with the U.S. Securities and Exchange Commission.

Contact Information:

Energy and Water Development Corp.

Irma Velazquez, Chief Operating Officer

Email: velazquezi@eawctechnologies.com

Tel. +1 347 871 8927